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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

For Information Contact: (954) 489-4000
Larry Wahl - ext.7225
Alex Riethmiller - ext. 7535

        SportsLine.com, Inc. Announces the Resignation of Andrew Sturner as President, Corporate and Business Development

Fort Lauderdale, FL (July 26, 2002) -- SportsLine.com, Inc (Nasdaq: SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), announced today that Andrew Sturner has resigned as president, corporate and business development to pursue entrepreneurial ventures. His responsibilities included business development, e-commerce, and business and legal affairs.

Mr. Sturner's duties will be assumed by Mark Mariani, president of sales and marketing and Kenneth W. Sanders, CFO. Mr. Mariani will be responsible for the revenue generating areas of business development and e-commerce, while Mr. Sanders will manage business and legal affairs. Mr. Sturner has agreed to continue working on strategic initiatives for the Company in a consulting capacity.

"Andy was one of the first executives I hired in 1995 and he has played an important role in establishing SportsLine.com as an industry leader," said Michael Levy, SportsLine.com's founder and CEO. "In the seven years I have worked with Andy, he has demonstrated he is one of the brightest strategic thinkers in the industry, and I am certain he will be successful in his next venture."

"I feel fortunate for the opportunity to contribute as part of SportsLine.com's management team for the past seven years," said Mr. Sturner. "SportsLine has some of the most creative and dedicated people I've ever had the pleasure to work with, and I am confident that SportsLine.com will continue to lead the Internet sports market for many years to come."

Mr. Sturner joined SportsLine.com in June 1995 as vice president of business development, was promoted to senior vice president of business development in October 1998 and was promoted to president, corporate & business development in June 1999. Prior to joining SportsLine.com, Mr. Sturner served as vice president of business development for MovieFone, Inc., an interactive telephone service company. From March 1993 to May 1994, Mr. Sturner served as president of Interactive Services, an interactive audio text development company that he co-founded in 1992. From August 1990 to March 1993, Mr. Sturner was a bankruptcy and reorganization associate at the law firm of Stroock & Stroock & Lavan.

About SportsLine.com, Inc.
SportsLine.com, Inc. (NASDAQ:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce on a global basis. As the publisher of CBS SportsLine.com and the official Web sites of the NFL and the PGA TOUR, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also has strategic relationships with Major League Baseball and the NBA, and serves as a primary sports content provider for America Online.

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